Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

LIBERMAN BROADCASTING, INC.

This Restated Certificate of Incorporation of Liberman Broadcasting, Inc., was duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the Delaware General Corporation Law. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 2004 under the name Liberman Broadcasting Corporation, and an Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2004. The text of the Corporation’s Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

ARTICLE I.

Name

The name of the corporation is Liberman Broadcasting, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II.

Registered Office

The post office address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19805. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III.

Purpose

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

i

ARTICLE IV.

Capital Stock

(A)	Authorized Shares.

The total number of shares of capital stock which the Corporation has authority to issue is 310,000,000 shares, consisting of: (i) 200,000,000 shares of Class A Common Stock, par value $.001 per share (the “Class A Common”), (ii) 100,000,000 shares of Class B Common Stock, par value $.001 per share (the “Class B Common” and together with the Class A Common, the “Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). The Preferred Stock and the Common Stock are hereinafter sometimes collectively referred to as “Capital Stock.” Certain capitalized terms used herein are defined in ARTICLE VI of this Restated Certificate of Incorporation.

(B)	Preferred Stock.

The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions from time to time adopted and subject to the limitations provided by law, to establish and designate one or more series of preferred stock, and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions thereof and the variations and relative rights, preferences and limitations as between series. The authority of the Board with respect to each series of Preferred Stock shall include, but shall not be limited to, determination of the following:

(1)	the designation of such series, which may be by distinguishing number or letter;

(2)	the number of shares initially constituting such series;

(3)	the increase, and the decrease to a number not less than the number of the then outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

(4)	the rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(5)	whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(6)	the rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary Liquidation, or upon any distribution of the assets, of the Corporation, which rights may be different in the case of a voluntary Liquidation than in the case of such an involuntary Liquidation;

(7)	whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share; provided, however, if such shares shall have voting rights beyond those provided by law, the approval of at least 70% of the total number of authorized directors shall be required;

(8)	whether or not a sinking or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

(9)	whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock or any other security of the Corporation or any other entity and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or price; and

(10)	any other relative rights, preferences and limitations.

Shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes of the Corporation, shall be retired and shall not be reissued.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares representing a majority of the voting power of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of the certificate of designation for such Preferred Stock.

(C)	Common Stock.

Except as otherwise provided in this Section C of this ARTICLE IV or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

(1)

Voting Rights. At every meeting of the stockholders and for any permitted or required action effected by a written consent of the stockholders of the Corporation, except as specifically otherwise required by law, the holders of Class

A Common shall be entitled to one (1) vote per share, and the holders of Class B Common shall be entitled to ten (10) votes per share, on all matters presented for a vote of the stockholders of the Corporation or presented for such a written consent. Any election of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall so provide. Except as otherwise required by law or provided in Article VII(ii)(A) of this Restated Certificate of Incorporation, the holders of Class A Common and Class B Common shall be entitled to vote together as a single class on all matters with respect to which holders of Class A Common and/or Class B Common have voting or consent rights, provided that the holders of Class A Common shall be entitled to one (1) vote per share and the holders of Class B Common shall be entitled to ten (10) votes per share. The number of authorized shares of Class A Common may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares representing a majority of the voting power of the Common Stock, without a separate vote of the holders of the Class A Common.

(2)	Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share for each such class of Common Stock, except that in the case of dividends or other distributions payable on the Class A Common or Class B Common in shares of such stock (or rights to subscribe for or purchase shares of such stock or securities or indebtedness convertible into or exchangeable for shares of such stock), including distributions pursuant to stock splits or stock dividends payable in shares of such stock, only Class A Common (or rights to subscribe for or purchase shares of Class A Common or securities or indebtedness convertible into or exchangeable for shares of Class A Common, as applicable) will be distributed with respect to Class A Common, and only Class B Common (or rights to subscribe for or purchase shares of Class B Common or securities or indebtedness convertible into or exchangeable for shares of Class B Common, as applicable) will be distributed with respect to Class B Common. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

(3)	Voluntary Conversion of Class B Common Stock.

(i)

Voluntary Conversion. Subject to any necessary approval of the Federal Communications Commission (“FCC”), each share of Class B Common shall be convertible, at the option of the holder thereof and for no additional consideration, into one fully paid and nonassessable share of Class A Common. Such right of conversion shall be exercised (A) by giving written notice (the “Voluntary Conversion Notice”) to the Corporation at least ten (10) days prior to the Voluntary Conversion Date specified therein that the holder elects to convert a stated number of shares of Class B Common into shares of Class A Common on the date specified in such Voluntary Conversion Notice (the “Voluntary Conversion Date”);

provided, that such 10-day prior notice may be waived by the Board, and provided further that to the extent the conversion shall require the approval of the FCC, the conversion shall become effective at such time and date as the final order of the FCC approving such event shall be granted and such time and date shall be the Voluntary Conversion Date, and (B) by surrendering the certificate or certificates representing at least the number of shares of Class B Common to be converted to the Corporation at its principal office at any time during the usual business hours on or before the Voluntary Conversion Date, duly endorsed in blank by the owner of the certificate so surrendered, together with a statement of the name or names (with addresses) of the Person or Persons in whose name or names the certificate or certificates for shares issued on conversion shall be registered. Shares of Class B Common that have been converted hereunder shall not be canceled but shall remain as treasury shares unless retired by resolution of the Board.

(ii)	Surrender of Certificates. Subject to the other provisions of this Section C and ARTICLE IX of this Restated Certificate of Incorporation, promptly after (A) the Voluntary Conversion Date and (B) the surrender of such certificate or certificates representing the share or shares of Class B Common to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder requesting conversion, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of the Class A Common issuable upon the conversion of such share or shares, together with a certificate or certificates evidencing any balance of the shares of Class B Common surrendered to the Corporation but not then being converted. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the later of the Voluntary Conversion Date or the date upon which the Corporation shall have received the certificate or certificates representing the shares to be converted, and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares of Class A Common.

(4)	Transfer of Class B Common.

(i)

A Beneficial Owner of shares of Class B Common (herein referred to as a “Class B Stockholder”) may transfer, directly or indirectly, Beneficial Ownership of shares of Class B Common, whether by sale, assignment, gift or otherwise, whether voluntarily or involuntarily, only to a Class B Permitted Transferee and no Class B Stockholder may otherwise transfer Beneficial Ownership of any shares of Class B Common. In the event of any attempted transfer of the Beneficial Ownership of any shares of Class B Common in violation of the limitation provided in the preceding

v

sentence, the shares of Class B Common with respect to which the transfer of such Beneficial Ownership has been attempted shall be deemed to have been converted automatically, without further deed or action by or on behalf of any person, into an equivalent number of fully paid and non-assessable shares of Class A Common.

(ii)	A “Class B Permitted Transferee” shall be, if the Class B Stockholder is an individual:

(a)	the estate of the Class B Stockholder or any legatee, heir or distributee thereof;

(b)	the spouse or former spouse of the Class B Stockholder;

(c)	any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of any Class B Stockholder or of the spouse or former spouse of any Class B Stockholder;

(d)	any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator and/or other legal representative of, any Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

(e)	a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of, any Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof, including any trust in respect of which any Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof has any general or special power of appointment or general or special non-testamentary power or special testamentary power of appointment limited to any Class B Permitted Transferee or Class B Permitted Transferees;

(f)	any corporation, partnership or other business entity if Majority Beneficial Ownership thereof is held by any one or more of the Class B Stockholders and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

(g)	the transferor, in the case of a transfer from any “Class B Permitted Transferee” back to its transferor; and

(h)	the Corporation.

(iii)	A “Class B Permitted Transferee” shall be, if the Class B Stockholder is a corporation, partnership or other business entity:

(a)	any employee benefit plan, or trust thereunder or therefor, sponsored by the Class B Stockholder;

(b)	any trust (including any voting or liquidating trust) principally for the benefit of any Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

(c)	any corporation, partnership or other business entity if Majority Beneficial Ownership thereof is held by any one or more of the Class B Stockholders and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

(d)	the stockholders of the corporation, partners of the partnership or other owners of equity interests in any other business entity, who receive such shares, by way of dividend or distribution (upon dissolution, liquidation or otherwise);

(e)	the transferor, in the case of a transfer from any “Class B Permitted Transferee” back to its transferor; and

(f)	the Corporation.

(iv)

Any person who holds shares of Class B Common for the Beneficial Ownership of another, including (A) any broker or dealer in securities; (B) any clearing house; (C) any bank, trust company, savings and loan association or other financial institution; (D) any other nominee; and (E) any savings plan or account or related trust, such as an individual retirement account, principally for the benefit of any individual, may transfer such shares to the person or persons for whose benefit it holds such shares. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Class B Permitted Transferee. In the event of foreclosure or other similar action by a pledgee that is not a Class B Permitted Transferee, such pledged shares shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common unless within five (5) business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Class B Permitted Transferee. The foregoing provisions of this paragraph shall not be deemed to restrict or prevent any transfer of such shares by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment.

(v)	Any transferee of shares of Class B Common pursuant to a transfer made in violation of paragraphs (i) and (iv) of this Section C(4) shall have no rights as a stockholder of the Corporation and no other rights against or with respect to the Corporation except the right to receive, in accordance with this Section C(4), shares of Class A Common upon the conversion of such transferred shares. Notwithstanding any other provision of this Restated Certificate of Incorporation, the Corporation shall, to the full extent permitted by law, be entitled to issue shares of Class B Common to any person from time to time.

(vi)	The Corporation and any transfer agent of Class B Common may as a condition to the transfer or the registration of any transfer of shares of Class B Common permitted by paragraphs (i) and (iv) of this Section C(4) require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Class B Permitted Transferee.

(5)	Listing. If the shares of Class A Common required to be reserved for the purpose of conversion hereunder require listing on any national securities exchange, before such shares are issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its commercially reasonable best efforts to cause such shares to be listed or duly approved for listing on such national securities exchange.

(6)	No Charge. The issuance of certificates representing Class A Common upon conversion of Class B Common, as hereinabove set forth shall be made without charge or any expense or issuance tax in respect thereof; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted.

(7)	Reservation. The Corporation shall at all times reserve and keep available authorized and unissued shares of Class A Common in a quantity sufficient to provide for the conversion of all outstanding shares of the Class B Common into Class A Common.

(8)	No Interference. Except as otherwise provided in ARTICLE IX of this Restated Certificate of Incorporation, the Corporation will not close its books against the transfer of any share of Common Stock or of any of the shares of Common Stock issued or issuable upon the conversion of such shares of Common Stock in any manner which interferes with the timely conversion of any of such shares.

(9)	Mergers, Consolidations. In the case of a merger or consolidation which reclassifies or changes the shares of Common Stock, or in the case of the consolidation or merger of the Corporation with or into another corporation or corporations or the transfer of all or substantially all of the assets of the Corporation to another corporation or corporations, each share of Class B Common Stock shall thereafter be convertible into the greatest number or amount of shares of stock or other securities or property to which a holder of a share of Class A Common would have been entitled upon such reclassification, change, consolidation, merger or transfer, and, in any such case, appropriate adjustment (as determined in good faith by the Corporation’s Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Class B Common to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of shares of Class B Common. In case of any such merger or consolidation, the resulting or surviving corporation (if not the Corporation) shall expressly assume the obligation to deliver, upon conversion of the Class B Common, such stock or other securities or property as the holders of the Class B Common remaining outstanding shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights provided for in this ARTICLE IV.

(10)	Liquidation, Dissolution or Winding Up. Subject to the provisions of the Preferred Stock, in the event of any Liquidation of the Corporation, all remaining assets of the Corporation shall be distributed to holders of the Common Stock pro rata at the same rate per share of each class of Common Stock according to their respective holdings of shares of the Common Stock.

(11)	Stock Splits. The Corporation shall not in any manner subdivide or combine (by any stock split, stock dividend, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

ARTICLE V.

Existence

The Corporation is to have a perpetual existence.

ARTICLE VI.

General Provisions

(A)	Definitions. The following terms shall have the following meanings:

“Alien Ownership Restriction” has the meaning set forth in Section D of ARTICLE IX.

“Beneficial Owner” in respect of shares of Class B Common, shall mean the person or persons who possess Beneficial Ownership of such shares.

“Beneficial Ownership” in respect of shares of Class B Common, shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares.

“Board” has the meaning set forth in Section B of ARTICLE IV.

“Capital Stock” has the meaning set forth in Section A of ARTICLE IV.

“Class A Common” has the meaning set forth in Section A of ARTICLE IV.

“Class B Common” has the meaning set forth in Section A of ARTICLE IV.

“Class B Permitted Transferee” has the meanings set forth in Sections C(4)(ii) and (iii) of ARTICLE IV.

“Class B Stockholder” has the meaning set forth in Section C(4)(i) of ARTICLE IV.

“Common Stock” has the meaning set forth in Section A of ARTICLE IV.

“Communications Act” has the meaning set forth in Section A of ARTICLE IX.

“Corporation” has the meaning set forth in ARTICLE I.

“DGCL” has the meaning set forth in ARTICLE III.

“FCC” has the meaning set forth in Section C(3) of ARTICLE IV.

“Liquidation” with respect to the Corporation, means the liquidation, dissolution or winding up of the Corporation.

“Majority Beneficial Ownership” in respect of any corporation, partnership or other business entity, shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 50% of equity ownership interest in such corporation, partnership or other business entity.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association and any other entity or organization.

“Preferred Stock” has the meaning set forth in Section A of ARTICLE IV.

“Subsidiary” means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

(B)	Dividends.

The Board shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any

x

other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said Board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

(C)	Issuance of Stock.

The shares of all classes and series of Capital Stock of the Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board, provided that shares having a par value shall not be issued for a consideration less than such par value, as determined by the Board. At any time, or from time to time, the Corporation may grant rights or options to purchase from the Corporation any shares of its Capital Stock of any class or series to run for such period of time, for such consideration, upon such terms and conditions, and in such form as the Board may determine. The Board shall have authority, as provided by law, to determine that only a part of the consideration which shall be received by the Corporation for the shares of its Capital Stock having a par value be capital, provided that the amount of the part of such consideration so determined to be capital shall at least be equal to the aggregate par value of such shares. The excess, if any, at any time, of the total net assets of the Corporation over the amount so determined to be capital, as aforesaid, shall be surplus. All classes and series of Capital Stock of the Corporation shall be and remain at all times nonassessable.

(D)	Board of Directors.

(1)	Number. The number of directors of the Corporation shall be not less than four nor more than eight. The exact number of directors shall be fixed from time to time as specified in the Corporation’s Amended and Restated Bylaws.

(2)	Removal. Directors may be removed, with or without cause, only by an affirmative vote of the holders of not less than 66 2/3rds of the voting power of the outstanding shares of Common Stock.

ARTICLE VII.

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing or anything contained in this Restated Certificate of Incorporation to the contrary, (i) no amendment, modification or waiver shall be binding or effective with respect to Sections B and C of ARTICLE IV, Section D of ARTICLE VI, or this ARTICLE VII without the affirmative vote of the holders of at least 66 2/3rds of the voting power of the outstanding shares of Common Stock of the Corporation, and (ii) no such action under this ARTICLE VII shall change (A) the conversion or voting rights of any class of Common Stock without the affirmative vote of the holders of a majority of the voting power of each class of Common Stock then outstanding, and

(B) the percentage required to approve any amendment, modification or waiver described herein, without the affirmative vote of holders of that percentage of the voting power of the class or series of Capital Stock then required to approve such amendment, modification or waiver.

ARTICLE VIII.

Liability

(A)	Limitation of Liability.

(1)	To the fullest extent permitted by DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(2)	Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(B)	Right to Indemnification.

The Corporation shall, to the fullest extent permitted by DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section. The indemnification right outlined in this Section (B) will continue as to a person who has ceased to be a director, officer, employee or agent. Further, the indemnification right will inure to the benefit of such indemnitee’s estate, heirs, executors and administrators. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

ARTICLE IX.

Alien Ownership of Stock

(A)	Applicability.

The following provisions are included in this Restated Certificate of Incorporation for the purpose of ensuring that control and management of the Corporation complies with the Communications Act of 1934 and the rules, regulations and policies of the FCC as amended from time to time (collectively, the “Communications Act”). For purposes of this ARTICLE IX, the determination of the beneficial ownership of shares of Capital Stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. § 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, or in such other manner as determined in good faith by the Board to be fair and equitable.

(B)	Limitation on Foreign Ownership.

The Corporation (i) shall not issue to or for the account of (A) a person who is a citizen of a country other than the United States and who is not a citizen of the United States; (B) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (C) a government other than the government of the United States or of any state, territory, or possession of the United States; or (D) a representative of, or an individual or entity controlled by, any of the foregoing (each person or entity described in any of the foregoing clauses (A) through (D), an “Alien”) any share of Capital Stock of the Corporation if such issuance would cause the total Capital Stock of the Corporation held or voted by Aliens to exceed, in violation of the Communications Act, 25% of (1) the total Capital Stock of the Corporation outstanding at any time or (2) the total voting power of all shares of such Capital Stock outstanding and entitled to vote at any time, and (ii) shall not permit the transfer on the books of the Corporation of any Capital Stock to any Alien that would result in the total Capital Stock of the Corporation held or voted by Aliens to exceed such 25% limits in violation of the Communications Act.

(C)	Voting Powers.

No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total Capital Stock of the Corporation outstanding at any time or (ii) the total voting power of all shares of Capital Stock of the Corporation outstanding and entitled to vote at any time, if to do so would violate the Communications Act.

(D)	Enforcement.

The Board shall have all powers necessary to implement the provisions of this ARTICLE IX and to ensure compliance with the alien ownership restrictions (the “Alien Ownership Restrictions”) of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of Capital Stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition.

(E)	Redemption.

Without limiting the generality of the foregoing and notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, any shares of Capital Stock of the Corporation determined by the Board to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board to the extent necessary in the sole judgment of the Board to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

(1)	The redemption price of the shares to be redeemed pursuant to this ARTICLE IX shall be equal to the lower of (A) the fair market value of the shares to be redeemed as determined in good faith by the Board, and (B) such Alien’s purchase price of such shares;

(2)	The redemption price of such shares may be paid in cash, securities or any combination thereof;

(3)	If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board to be fair and equitable;

(4)	At least ten (10) days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)	From and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof shall thereafter be entitled only to receive the cash or securities payable upon redemption; and

(6)	Such other terms and conditions as the Board shall determine.

(F)	Legend.

Each certificate representing shares of Capital Stock shall bear the following legend:

“The Restated Certificate of Incorporation of the Corporation restricts the ownership, voting and transfer of Capital Stock in accordance with the foreign ownership provisions of the Communications Act. The Restated Certificate of Incorporation authorizes the Board to adopt such provisions as it deems necessary to enforce the foreign ownership restrictions, including the inclusion of a legend on common stock certificates and preferred stock certificates regarding foreign ownership restrictions. In addition, the Restated Certificate of Incorporation provides that shares of Capital Stock determined by the Board to be owned beneficially by an Alien (as defined therein) shall always be subject to redemption by action of the Board to the extent necessary, in the Board’s sole judgment, to comply with the foreign ownership restrictions of the Communications Act.”

IN WITNESS WHEREOF, the undersigned have executed this certificate on                          , 2004.

LIBERMAN BROADCASTING, INC.

By:

Jose Liberman, President

Lenard Liberman, Executive Vice President and Secretary